EXHIBITS 5.1 AND 23.1

Davis Polk & Wardwell llp 1600 El Camino Real Menlo Park, CA 94025 davispolk.com

OPINION OF DAVIS POLK & WARDWELL LLP

November 8, 2022

Lucid Group, Inc. 7373 Gateway Boulevard Newark, CA 94560

Ladies and Gentlemen:

Lucid Group, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S 3 (File No. 333-267147)(the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $600,000,000 (the “Shares”) to be sold from time to time pursuant to the Equity Distribution Agreement dated November 8, 2022 (the “Equity Distribution Agreement”) among the Company and BofA Securities, Inc., Barclays Capital Inc. and Citigroup Global Markets Inc.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and assuming the terms of any sales of Shares pursuant to the Equity Distribution Agreement are approved by the Company’s board of directors or a properly constituted and authorized committee thereof (or any of them delegates such approval to officers and such terms are approved by such officers), we advise you that, in our opinion, when the Shares have been issued and delivered against payment therefor in accordance with the terms of the Equity Distribution Agreement, the Shares will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed that upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Second Amended and Restated Certificate of Incorporation.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

November 8, 2022	2